Exhibit 99.1

Marin Software Signs Agreement to Acquire SocialMoov

Acquisition adds a leading social advertising platform, including Facebook video, Twitter integration, and television synchronization, to ad cloud offering

San Francisco, CA – February 05, 2015 – Marin Software (NYSE: MRIN), provider of a leading cross-channel performance advertising cloud, today announced that it has entered into a definitive agreement to acquire French-based SocialMoov, a leading social advertising platform for Facebook and Twitter advertising. SocialMoov offers advertisers and agencies next-generation social advertising tools designed to maximize engagement and ROI.

The agreement is expected to close in mid-February, subject to customary closing conditions. Under the terms of the agreement, total consideration for the deal is expected to be $18.75 million, consisting of $8.0 million of cash and $10.75 million in shares of Marin’s stock valued at the ten-day trading average two days prior to entering into the definitive agreement. Up to $2 million dollars in equity awards also will be granted to SocialMoov employees following the closing.

Performance marketing is no longer dominated by a single channel. The acquisition of SocialMoov will play a key role in Marin Software’s vision to provide the industry-leading advertising cloud through which marketers can measure, manage and optimize ad spend across the web and mobile devices. Once the acquisition closes, Marin will possess cutting-edge social advertising technologies, including Facebook video advertising, Twitter API integration, and television synchronization, which the company believes will augment Marin’s current social offering.

“Social is the fastest growing segment in online advertising and is essential for both brand and performance marketers,” said David A. Yovanno, chief executive officer at Marin Software. “Once the transaction is complete, I believe the combination of SocialMoov and Marin Software will push our social offering to the forefront and strengthen our ability to target audiences across search, display and social channels. The SocialMoov team brings a level of expertise in social advertising that will prove invaluable to our research and development moving forward. We are excited to add their social solution to Marin’s ad cloud.”

SocialMoov ranks as one of the most innovative advertising platforms in the world. Founded in 2011, SocialMoov is a top-five Facebook Preferred Marketing Developer (PMD), was the first European provider to develop Twitter support, and the first platform to synchronize social advertising with TV ads. Customers of SocialMoov include Ubisoft, Lacoste, iProspect, and Havas Media. As a European-based company SocialMoov will significantly strengthen Marin’s already substantial international presence.

“Since its inception, SocialMoov has sought to provide a leading social advertising platform, designed specifically for marketers looking to leverage social networks to drive revenue and improve their reputation,” said Veronique Bergeot, co-founder and General Manager at SocialMoov. “I believe the combination of our technology with Marin Software will offer advertisers a greater return on their ad spend and new performance marketing opportunities. It is an honor to join Marin Software, a leader in digital marketing.”

For full year 2015, Marin Software expects the transaction will have no material impact on non-GAAP operating loss.

Additional details on the acquisition can be read here:
http://www.marinsoftware.com/resources/news/marin-software-acquisition-of-socialmoov-faq.

About Marin Software

Marin Software Incorporated (NYSE:MRIN) provides a leading cross-channel performance advertising cloud for advertisers and agencies to measure, manage and optimize more than $7.2 billion in annualized ad spend across the web and mobile devices. Offering an integrated SaaS platform for search, display and social advertising, Marin helps digital marketers improve financial performance, save time, and make better decisions. Advertisers use Marin to create, target, and convert precise audiences based on recent buying signals from users’ search, social and display interactions. Headquartered in San Francisco with offices in 9 countries, Marin’s technology automates advertising with the largest publishers around the globe. For more information about Marin’s products, please visit: http://www.marinsoftware.com/solutions/overview.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the intention of Marin Software to acquire SocialMoov, timing of the anticipated closing of the transaction, the impact of the acquisition on Marin Software’s products and position in the industry, the acquisition’s possible benefits to the company and its customers, the impact of the acquisition on financial results, proposed equity awards and plans regarding SocialMoov personnel. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to inability to close the transaction; technical, organizational integration or implementation issues with Marin Software or SocialMoov and ability to achieve the expected benefits; the potential impact on the business of SocialMoov due to the uncertainty about the acquisition; the retention of employees of SocialMoov; dilutive impact of stock issuances in connection with the transaction; reduction in Marin Software’s available cash that may impact the company’s ability to invest in other opportunities; adverse changes in general economic or market conditions; delays, reductions or slower growth in the amount spent on online and mobile advertising; unforeseen developments in the digital advertising industry generally; technological changes; competition; and the fact that the search, display, social, and mobile markets are emerging markets and rapidly evolving. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q. Marin Software assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.